EXHIBIT 99.2

CONFERENCE CALL TRANSCRIPT

FEBERUARY 13, 2014

CORPORATE PARTICIPANTS

John Jacunski Glatfelter - SVP & CFO

Dante Parrini Glatfelter - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

James Armstrong Vertical Research Partners - Analyst

Debbie Jones Deutsche Bank - Analyst

Lawrence Stavitski Sidoti & Company - Analyst

Steve Chercover D.A. Davidson & Co. - Analyst

PRESENTATION

Operator

Good morning. My name is Shelby, and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter fourth-quarter earnings call. (Operator Instructions).

Thank you. I would now like to turn the call over to Mr. John Jacunski. You may begin your conference.

John Jacunski - Glatfelter - SVP & CFO

Thank you, Shelby. Good morning and welcome to our call. This is John Jacunski. I’m the Company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We’ll also make forward-looking statements today that are subject to risks and uncertainties. Our 2012 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today, and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments this morning. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter - Chairman & CEO

Thank you, John. Good morning and thank you for joining us to discuss Glatfelter’s full-year and fourth-quarter 2013 results.

2013 was another successful year for Glatfelter as we continue to execute our strategy. We generated record revenues, grew earnings significantly, completed a major acquisition, and generated substantial free cash flow, and our shareholders were rewarded with a total return of 61% that substantially exceeded the broader market.

We continued our track record of success in 2013 by growing adjusted earnings-per-share 12% as shown on slide 3, which is in line with our five-year compound annual growth rate of 14%. Our earnings growth was led by a 73% increase in operating profit from Composite Fibers. This includes the acquisition of Dresden, which is the leading supplier to the nonwoven wall cover market that is growing 10% per year.

Excluding this acquisition, Composite Fibers grew operating profit 22%, reflecting continued underlying growth in our core markets. Operating profit for the Advanced Airlaid Materials business advanced 19% in 2013, driven by volume growth of over 6%.

We leveraged our industry-leading position to achieve strong volume growth, while successfully executing our continuous improvement program to expand margins.

The Specialty Papers business struggled in 2013. There was a weak market environment that led to lower selling prices, and we experienced pulp mill operating problems that resulted in significant cost penalties, particularly in the fourth quarter. As a result, operating profit for this business dropped 41% in 2013.

Last year we continued to generate very good free cash flow, which totaled $94 million as shown on slide 4. This cash flow was used in part to complete a $50 million capacity expansion for Composite Fibers. We also increased our dividend 11% last year. This was the first dividend increase for Glatfelter in over 20 years. The continuing improvement in earnings, coupled with solid cash flows and disciplined management of capital, has resulted in returns on invested capital well in excess of our weighted average cost of capital as shown on slide 5.

As good as 2013 was, we left a lot of money on the table, particularly in the fourth quarter. Adjusted earnings-per-share during the fourth quarter were up 31% compared with the year ago period, but this was well below our expectations, primarily due to pulp production issues in Specialty Papers.

Top-line revenue totaled $435 million, an 11% increase in the year-over-year comparison, reflecting the inclusion of Dresden. When excluding Dresden, net sales improved about 2.5%.

Composite Fibers’ profitability improved substantially over the fourth quarter of last year, driven by the Dresden acquisition and continued growth in the tea and single-serve coffee markets. Operating profit for this business was up 123% and 36% excluding Dresden, and margins expanded significantly.

Our Advanced Airlaid Materials business also had strong revenue growth with shipments increasing 5% and revenue up 7%. Operating profit in this business increased 56%.

Specialty Papers’ Q4 miss was primarily due to two factors, poor pulp production and weak year-over-year product pricing. I want you to know that resolving our pulp production issues has my full attention. I believe we have the right group of internal and external experts working on the issue. We have proven over time that we are good operators and that we know how to solve problems. I’m confident that this will soon be resolved.

John intends to provide more specific comments during his remarks.

So with that being said, I’ll now turn it over to John for a more in-depth review of our fourth-quarter results before I offer some additional perspectives on the business. John?

John Jacunski - Glatfelter - SVP & CFO

Thank you, Dante.

For the fourth quarter, we reported adjusted earnings of $15 million or $0.34 per share, an increase of 33% compared to adjusted earnings in the year ago quarter of $11.2 million or $0.26 per share.

Slide 7 shows a bridge of adjusted earnings-per-share from the fourth quarter of last year to this year.

Improved earnings from Composite Fibers added $0.13 per share, reflecting the Dresden acquisition, which net of interest was $0.07 accretive to earnings during the fourth quarter.

Advanced Airlaid Materials results increased earnings-per-share by $0.04,

While a decline in operating income from Specialty Papers reduced earnings-per-share by $0.16.

Decline in corporate costs increased earnings-per-share by $0.04,

And finally, the tax rate on adjusted earnings in the fourth quarter was 20% compared to 33% a year ago, which improved adjusted earnings-per-share by $0.06.

Moving now to each of our business units, slide 8 summarizes the fourth quarter for Composite Fibers.

In the year-over-year comparison, revenue increased 43% to $150.5 million, reflecting the Dresden acquisition and organic growth of 7%. Excluding the Dresden acquisition, shipping volumes were up 2.3% with an improved mix.

Overall, food and beverage shipments increased 11% in the quarter. The single-serve coffee market remains strong with shipments up 34% in the quarter. We also had a very good quarter in tea with shipments increasing 4%. Shipments of nonwoven wall cover were lower than expected due to customer inventory adjustments, primarily in Russia and Ukraine. However, we have seen a good start to the year for this product, and we expect a solid year in 2014.

Shipments of metallized products increased 8%, reflecting the weak fourth quarter of 2012, and as expected, composite laminate shipments were down 27%. This was driven by our strategic initiative to expand our incline wire capacity and improve our mix by exiting the low end of this segment.

From an operations perspective, we generally ran well during the quarter. We had increased maintenance expense during the quarter, some of which was planned and some unplanned, but we start 2014 with our facilities in very good shape.

Operating profit for Composite Fibers increased $8.5 million or 123% compared to the year ago quarter, and margins expanded by 370 basis points. The Dresden acquisition contributed $6 million to operating profit.

Excluding the Dresden acquisition, operating income improved $2.5 million or 36% driven by the stronger mix. For the first quarter of 2014, we expect continued strong market conditions for tea and single-serve coffee and improved shipments of nonwoven wall cover.

So overall we expect shipping volumes to be up about 10% compared to the fourth quarter, and we expect selling prices to be in line with the fourth quarter with raw material prices up slightly.

Advanced Airlaid Materials results are summarized on slide nine. This business had a strong quarter as well as a very good year. Net sales in the fourth quarter were up 4.3% on a constant currency basis to $66.2 million. Shipping volumes increased 5%, driven primarily by feminine hygiene products, which added $1.4 million to operating profit during the quarter.

Operating profit for Advanced Airlaid Materials was up substantially in the fourth quarter totaling $7.8 million. This included a $1.7 million benefit from an energy rebate in Germany. This rebate is based in part on consumption, and we are not certain we would meet the threshold in 2013, which is why we recorded the full amount for the year in the fourth quarter.

When normalizing Q4 results to reflect a single quarter of this rebate, operating profit totaled $6.5 million, which is about up 30% compared to the fourth quarter last year.

For the first quarter of 2014, we expect continued healthy market conditions with shipments expected to increase approximately 5%.

Slide 10 provides a summary of Specialty Papers results during the quarter. This was a difficult quarter for Specialty Papers. Pulp production issues in our Ohio facility, coupled with the lower pricing environment for both paper products, as well as for renewable energy credits, led to a $10.5 million reduction in operating profit. The good news is that the pricing environment is improving, and we’re making progress with improving pulp production in Ohio.

From a top-line perspective, net sales decreased 2.8% due to slightly lower shipments and lower selling prices. Shipments of carbonless products was down 11% during the quarter, while booked products were down 2%, reflecting the market decline for these segments. We, again, grew our noncarbonless forms business, which was up 3.5%, and our envelope business that was up 2%.

For the full year of 2013, shipments increased 1.4%, leading the broader market for the ninth consecutive year. Overall average selling prices were off $1.1 million this quarter compared to last year’s fourth quarter, driven by booked, envelope and noncarbonless forms, offset somewhat by higher prices for engineered products and carbonless products.

With industry capacity being reduced, the pricing environment is changing. Glatfelter, along with others in the industry, announced a price increase of $60 per ton on a broad range of products, including book, envelope, noncarbonless forms and certain engineered products, which was effective at the end of October.

As is typical, the price increase is being phased in. This announcement had a limited impact in Q4, but we expect a more pronounced impact to the first quarter and the second quarter of 2014.

In addition, a second price increase of $70 per ton effective in March was recently announced.

I would like to now move to slide 11 to discuss the pulp production issues at our Ohio facility before returning to slide 10 to cover our outlook.

In the fourth quarter and continuing into 2014, we have had excessive scaling in the evaporators at the pulp mill in Ohio. The evaporators concentrate black liquor in a closed loop system for burning in the recovery boiler. The scaling reduces the effectiveness of the evaporation process and requires that the pulp mill production rate be lowered until the black liquor can be sufficiently concentrated for burning in the boiler.

The excessive scaling is being caused by a chemistry imbalance, which led to a 12% reduction in pulp produced in the fourth quarter compared to the year ago period, resulting in cost penalties totaling $4.7 million. These cost penalties are driven primarily by an increased use of higher cost purchase pulp to make up for the lower pulp production and the fixed cost impact from lower pulp production. We have been making adjustments to the chemistry and process, and we expect this will lead to a more normal level of pulp production. However, it has been difficult to test and see the full results of these adjustments due to the severe weather in January and February, but we believe we’re making progress. We will also be implementing a redesign in the evaporator washing process that we expect will improve scale removal and allow for further improvement in pulp production. This should be implemented by the end of this month.

Moving back now to slide 10, I have a few comments on our outlook. In the first quarter, we expect slightly higher shipping volumes compared to the fourth quarter. We also expect a price increase announced late last year will add $3 million to operating profit during the first quarter, and we expect further improvement from this increase in the second quarter.

We expect pulp production in Ohio will be lower than the fourth quarter. In addition, we expect cost penalties from the severe weather to total about $3 million.

In the second quarter, we will take our annual maintenance outages at both our Pennsylvania and Ohio operations. This is expected to have a $28 million impact to operating profit in 2014 compared to $22 million in 2013 due to an expanded scope of work this year, primarily related to boiler work that is completed on a more infrequent basis.

Looking at slide 12, which shows our corporate costs and other financial items for the quarter. During the quarter, we incurred minor integration costs related to the Dresden acquisition, and we are substantially complete with this process. You can see on the slide that our corporate costs declined in comparison. In the fourth quarter of 2012, we incurred higher costs related to certain strategic initiatives and legal fees related to a trial in the Fox River environmental matter. Costs in the fourth quarter of 2013 were at a more normal level for our business.

The status of our pension plans is shown on slide 13. The overfunded position of our pension plan increased to $113 million during 2013, reflecting substantial investment returns, as well as a 22% increase in the discount rate. With this overfunded position, we have not had to make cash contributions to our qualified plan for many years, and we do not expect to have to make contributions for the foreseeable future.

Pension expense totaled $14.2 million in 2013 and has been increasing over the last several years due to declining discount rates. Based on the current position of our plans, we expect pension expense to decline to $6.2 million in 2014.

Slide 14 shows our free cash flow. During the fourth quarter, we again generated strong free cash flow. Cash flow from operations was $174 million for the full year of 2013, which is 55% higher than 2012. This was driven by higher earnings, lower tax payments and improved working capital utilization. Capital expenditures were $103 million in 2013, up from $59 million in 2012. This includes $34 million from the Composite Fibers capacity expansion project. Excluding this project, capital expenditures totaled $69 million, which is a fairly typical year for us. For 2014, we expect capital expenditures to be in the range of $80 million to $90 million.

Finally, slide 15 provides an update on our balance sheet and liquidity metrics. Our balance sheet remains in very good shape with pro forma leverage on a net debt basis of 1.7 times at December 31. We finished the quarter with $123 million of cash and $211 million available under our revolving credit facility. We believe this provides us with ample liquidity to continue to execute our growth strategies.

This concludes my comments. I’ll turn the call back to Dante.

Dante Parrini - Glatfelter - Chairman & CEO

Okay. Thanks, John. I’d like to provide a few comments on our strategy and key focus areas for 2014.

Our strategy focus is on generating substantial cash flow from our mature businesses and using that cash flow to invest in our growing fiber-based engineered materials businesses and returning value to our shareholders. The consistent execution of the strategy has reshaped our business portfolio such that half of our revenue and nearly two-thirds of our EBITDA are now coming from our global growth businesses.

We’ve filled leading positions in a variety of key markets with attractive growth rates. I think our results, as well as our share price performance over the last three years, are indications that our strategy is working very well. Before opening the call up for questions, I’d like to share with you where I think we are and what you can expect from us.

Clearly we’re not happy about our pulp mill issues. We hit a speed bump. It’s an operating problem, and we’ll fix it.

We will continue to successfully execute our strategy of building a larger, more global and more profitable fiber-based engineered materials company.

We will continue driving organic growth. The markets for our core segments of tea, single-serve coffee, hygiene and nonwoven wall cover are growing at rates from 3% to 10% annually. And, as you already know, the North American uncoated free sheet market will see higher operating rates and an improving pricing environment in 2014 that will fuel our recovery in Specialty Papers.

We will capitalize on the growing demand for personal care products around the world for Airlaid business and succeed with our continuous improvement initiatives to further enhance margins.

And we’ll continue to use our strong balance sheet and cash flow profile to support accretive acquisitions, a competitive dividend and opportunistic share repurchases. It’s for these reasons that I remain enthusiastic about our future and optimistic about the opportunities in 2014.

As we celebrate Glatfelter’s 150th anniversary, I believe we are well-positioned to continue to drive earnings growth and strong free cash flows yet again making 2014 our best performance ever.

Now I’d like to open the call for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). James Armstrong.

James Armstrong - Vertical Research Partners - Analyst

The first question I have is on the pulp mill issue. I appreciate all the detail. Is there any timeline to when you think that problem will be fully resolved?

Dante Parrini - Glatfelter - Chairman & CEO

James, this is Dante. As you might imagine, that’s the number one priority within the Company, and so we have all hands on deck working on addressing the issue. Perhaps I could add a little bit more color.

As you know, pulp mills are complex operations, and no two are the same. And with these production issues that materialized in November, we assess that there was some chemistry imbalances, as John stated earlier, and we went through a more normal process of addressing these types of scale issues. These evaporator systems are designed to scale in some part, so, when we encountered the scale, we went through normal procedures to essentially remove the scale and return the evaporators to a better operating condition.

Obviously, that did not yield sustainable improvement. We saw short-term improvements, and then we saw the return of the scaling. So in January and February, we assembled a more comprehensive team to assess a number of variables and have reduced it down to a short list of potential root causes that we now have protocols in place for testing to pinpoint root cause so then we can be more prescriptive about the sustainable fixes that are required.

As you might imagine, testing each of these potential root causes takes varying amounts of time, and the best way to do it is with a more stable and normalized operating environment. And the weather conditions have created disruptions in the pulp mills, as you might imagine, that have slowed us down and have compromised our ability to move as swiftly as we would like.

So it’s hard for me to forecast the weather. It’s something that we are working on 24/7. I have a lot of confidence that we have the right people assembled and that we’ll fix it as soon as possible. But to be very honest with you, I can’t pinpoint the specific day. But I do know that we’ve made a lot of progress, and I expect it to be resolved in short order.

James Armstrong - Vertical Research Partners - Analyst

Fair enough. Just on an order of magnitude timeframe, to make sure it’s resolved, is this a multi-month issue? In a normal operating environment, would this be a multi-month to pin it down or multi-week or multi-day?

John Jacunski - Glatfelter - SVP & CFO

Well, James, I think the way Dante described it is we are working towards a root cause. We’ve said that we expect pulp production in Ohio to be lower in Q1 than it was in Q4, and we’re not providing guidance beyond that. But, as I described in my remarks, we have, if you process fixes, we’ll implement by the end of the month. And so we think we’re on the pathway to fixing it, but I don’t think we can provide more specific guidance than that.

James Armstrong - Vertical Research Partners - Analyst

Fair enough. Moving on, what’s — on the paper price increase, what’s the timing of your realizations? Do you realize that immediately, or is it tied to trade publication, or is there a lag after you announce the price increase that you see the realization? Can you help us just for modeling purposes?

John Jacunski - Glatfelter - SVP & CFO

Sure. So, in the last year of the fourth quarter, there was $60 per ton price increase announced that was effective towards the end of October. Many of our product lines or our customers have quarterly pricing. So we saw a pretty small impact to the fourth quarter. We’re seeing a more pronounced impact to the first quarter on the order of $25 per ton for the affected tons. That will translate into about a $3 million impact. And then we would expect further realization in the second quarter, starting around April 1.

Overall we typically would expect to realize about two-thirds of the announced increase. So we would expect to get to about $40 per ton by the second quarter of that October increase. The increase that we announced just recently, that $70 per ton increase is a little bit too soon to be able to say what the path to the realization might be.

James Armstrong - Vertical Research Partners - Analyst

Very good. And then lastly, could you — I think you went over it, but I may have missed it. Can you remind us of your mill downtime schedule for the year?

John Jacunski - Glatfelter - SVP & CFO

Yes, we have outages at each of our North American facilities in Ohio and Pennsylvania in the second quarter. There are other various mill outages that are spread throughout the year, but none of them substantially impact the quarter to quarter results. But certainly the second-quarter outages have a substantial impact.

James Armstrong - Vertical Research Partners - Analyst

Very good. Thank you very much.

Operator

Debbie Jones.

Debbie Jones - Deutsche Bank - Analyst

I was hoping you could talk a little bit about Airlaid. I thought your performance — your improvement was pretty solid. I’m just wondering, are we at peak margins here, or I just want to figure out how the customer contact provisions that you mentioned might change things going forward? And then if you could also just talk about the supply/demand balance in that business and the regions where you are competing?

Dante Parrini - Glatfelter - Chairman & CEO

Sure, Debbie. This is Dante. So obviously we are very pleased with the performance of the Airlaid business in Q4 and the exit rate. Leaving 2013 at an EBITDA margin around 13% was a target that we had established for the business and had been very consistent in terms of communicating and expectation. We don’t give guidance for exact margins, but we did say aspirationally we expect the more differentiated and specialty businesses to have EBITDA margins in the middle teens. We said that about Composite Fibers, and we’ve driven that business to that level of performance while adding substantial scale. We believe that there is continued upside in the Airlaid business, of course, and better asset utilization, better innovation with products that are meeting emerging needs and markets, leveraging our leading supply position globally, and the fact that our continuous improvement initiatives that were introduced to our colleagues in the Airlaid business have really begun to mature and are developing more predictable and sustainable results over time.

So, we remain optimistic about the broader demand profile for these businesses growing at 5% plus per year. And the supply/demand balance is also something that you made reference to, and especially in the Americas, it’s a very tight market. Not as tight in Europe. But, again, as John said earlier, we are expecting volume growth year over year and that we want to continue the trajectory that we have established for this business that is more of a methodical and sustainable approach so that the progress we experienced we are able to retain and build on for future quarters and future years.

Debbie Jones - Deutsche Bank - Analyst

Okay. And then just the pricing provisions that you mentioned in your release or your slides?

Dante Parrini - Glatfelter - Chairman & CEO

Yes. So — go ahead, please.

Debbie Jones - Deutsche Bank - Analyst

I was going to say is there any securing of new volume there, or is that with existing customers?

John Jacunski - Glatfelter - SVP & CFO

That’s with existing customers. So it’s similar to what we’ve experienced in 2013 and 2012.

Debbie Jones - Deutsche Bank - Analyst

Okay. And then can you just — on your CapEx target, can you just remind me what your normalized CapEx is and kind what the delta is with the growth projects you might have there in 2014?

John Jacunski - Glatfelter - SVP & CFO

Sure. Our normalized CapEx now that we’ve added Dresden is sort of in the $70 million range or so. We are forecasting $80 million to $90 million this year. Some of that — about $10 million or so of that is going to be related to some preparations for implementation of environmental standards in the US that we’ll have to make some investments on in the next few years. So the CapEx is a little bit higher than normal because of that. Other than that, it is generally in line with what our expectations would be, and that includes a mix of sort of standard maintenance type investments, as well as a little bit of capital for improvement, cost improvement or incremental capacity expansion.

Debbie Jones - Deutsche Bank - Analyst

Okay. Thanks. And then just final question on Composite Fibers, just overall, how did Dresden perform versus what you were expecting? And then is the 10% industry growth rate a good target that we should use for your business?

Dante Parrini - Glatfelter - Chairman & CEO

We are very pleased with the performance of Dresden. The integration was the smoothest and most seamless of any of our acquisitions during my tenure at Glatfelter, which is now 17 years. So very pleased with the performance of the business. We remain enthusiastic about the growth profile and our leading share position. So we expect to continue to perform as is.

Sometimes from quarter to quarter, you can see a little bit of volatility, and we have a fair amount of exposure in Russia and Ukraine. And so we’ve seen some currency movement with the ruble and some geopolitical unrest in the Ukraine. But from a bigger picture point of view, we continue to see more production capacity at our customers’ locations being ordered and installed, so the longer-term trajectory for the business is optimistic.

Debbie Jones - Deutsche Bank - Analyst

Okay. Thank you very much. I’ll turn it over.

Operator

Lawrence Stavitski.

Lawrence Stavitski - Sidoti & Company - Analyst

You guys mentioned weakness in Russia and Ukraine. Are there any other particular areas where you see both particular weakness and conversely particular strength?

Dante Parrini - Glatfelter - Chairman & CEO

No other real area of weakness. I’d say just from a general point of view we see continued economic growth, and the US and the Americas, as we stated earlier, have a more positive outlook across the entire portfolio of our business. Europe has been tepid, but we see some progress in the West. But the Eastern former CIS countries is where we see the greatest amount of volatility. And even though China Asia Pac has seen some slower GDP type growth rates, they are still substantially better than many other regions of the world.

So, I would say that in terms of our business portfolio and where we have exposure, we kind of highlighted where we see the greatest amount of short-term volatility.

Lawrence Stavitski - Sidoti & Company - Analyst

Okay. Gotcha. Thanks. And can you just kind of amplify what’s driving the tea and coffee and kind of give some color if there is any effect on the recent Green Mountain Coca-Cola deal for you guys?

Dante Parrini - Glatfelter - Chairman & CEO

Sure. So we are very pleased with our leading share positions in both tea and single-serve coffee. We’ve been very bullish on the underlying demand profile for both of those segments. We know the single-serve coffee category is a hot category, and we believe we have aligned ourselves with the right customers, and they know that they can rely on Glatfelter to meet whatever their supply needs are and that we are prepared to invest in the continued growth and support of the development of that particular category. So I would expect that to continue.

And we’ve been an established player in the global tea segment for a long time, and again, we see an underlying growth at the 3% plus level. We hit 4% in Q4 and, again, very satisfied with our customer relationships, the innovation that we are bringing to our product portfolios and the influence that continuous improvement is having on maintaining a competitive cost structure.

Lawrence Stavitski - Sidoti & Company - Analyst

And any effect — how does the Coca-Cola Green Mountain deal — does that affect you guys at all or —?

Dante Parrini - Glatfelter - Chairman & CEO

Yes, so it’s too early to tell. But clearly with these form factors growing and the health of the major players in the market, we see that as a positive for us.

Lawrence Stavitski - Sidoti & Company - Analyst

Understood. Okay. Thanks, guys.

Operator

(Operator Instructions). Steve Chercover.

Steve Chercover - D.A. Davidson & Co. - Analyst

First question, despite the issues in the pulp mill and your increasing exposure to global growth markets, would you grow in domestic free sheet if there was an opportunity whether returns met your thresholds?

Dante Parrini - Glatfelter - Chairman & CEO

Yes, so it’s always dangerous to comment on hypotheticals. I would say from a bigger picture point of view, the most likely areas for investment would be to broaden and strengthen and add scale to our growing global fiber-based engineering materials businesses. However, in 2006 we made a very successful acquisition at Chillicothe that had substantial returns for us, and you always have to stay open-minded to an opportunistic situation that is very compelling, and we remain very disciplined, of course. But we are also opportunistic looking for good investment opportunities that meet our return and execution risk profile.

Steve Chercover - D.A. Davidson & Co. - Analyst

Yes, I mean I didn’t cover you at the time, but if I’m not mistaken, Chillicothe would have come under almost a no-brainer category. I think it’s been that good if I’m not mistaken.

So, and then my second question was just, could you give us an update on the status of your new — your rebuilt inclined-wire machine in Germany? Is that sold out?

Dante Parrini - Glatfelter - Chairman & CEO

So the project is complete, and we’ve gone through our little checklist of small items, punchlist items, if you will. So it’s performing as we had expected, and it’s designed to continue to support the ongoing growth of tea, single-serve coffee and some of our technical specialties, and we are tracking according to our long-term business plan.

You know, you can’t add that amount of capacity and have it completely sold out within six or nine months, but we are confident that the business case realization is on track.

Steve Chercover - D.A. Davidson & Co. - Analyst

Very good. Okay. Thank you and stay warm.

Operator

And there are no further audio questions. I’d now like to turn the call back over to Dante.

Dante Parrini - Glatfelter - Chairman & CEO

Okay. Well, thank you very much for your time this morning, and we look forward to speaking with you again next quarter. Have a great day.

Operator

This concludes today’s conference call. You may now disconnect.